Exhibit 99.1

MARGARET KELIHER

 Dallas, Texas

 April 14, 2016

Via Email

Michael Gordon

Chief Executive Officer

Principal Solar, Inc.

2560 King Arthur Blvd.

Suite 124 PMB 65

Lewisville, TX 75056

Re: Resignation as a Director and Audit Committee Member of Principal Solar, Inc.

Dear Michael:

I am resigning effective immediately, as a Director and member and Chair of the audit committee of Principal Solar, Inc. (the "Company"). I am sending a copy of this letter to the other members of the Company's Board of Directors out of respect for their roles.

Although I believe the reason for my resignation was made clear in our Board call earlier today, I want to be explicit. I am resigning because of a disagreement with management over the Company's proposed disclosure in the Company's Form 10-K for the fiscal year ended December 31, 2015, concerning the departure of Mr. David Pilotte, the Company's Chief Financial Officer and certain other officers of the Company. Specifically, I objected (directly and through my counsel) last week to the proposed language because it implies that the departure was a Company decision. The language proposed by the Company's management provides, in pertinent part, as follows:

"...the Company expects to make changes to its leadership team, including the expected departure concurrent with this filing of its Chief Financial Officer..."

That Company 'expectation' is as a result of Mr. Pilotte having submitted a resignation letter, not as a result of a change that the Company is making. Yet you and Mr. Pilotte refuse to disclose this undisputed fact.

As troubling to me was the way in which this difference came to light. It was raised twice last week and neither you nor Mr. Pilotte objected to disclosing that he was resigning. But you deliberately withheld the revised draft of the Form 10-K from the Board of Directors until yesterday, when for the first time I learned that you and Mr. Pilotte did not intend to disclose his resignation. I raised this issue again yesterday, and you and Mr. Pilotte continued to refuse to correct the statement in the draft of the Form 10-K that the Company plans to file today.

I do not believe that you and Mr. Pilotte were forthright in addressing this issue when it was raised twice last week. Then, after waiting five days before sending me the proposed ‘final’ Form 10-K, I was left to discover on my own that you were not going to make the requested change to the disclosure, and that is also very disturbing. Under these circumstances, I cannot in good conscience continue to serve as a member of the Company's Board of Directors.

Sincerely,

Margaret Keliher

cc:           Via Email

Board of Directors of Principal Solar, Inc.

Quentin Faust, Esq., SettlePou